                                                                  Exhibit (a)(8)



This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated November 26, 1997, and related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction in which the Offer is required by law to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Bear, Stearns & Co. Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of

                            BDM INTERNATIONAL, INC.

                                       at
                              $29.50 Net Per Share
                                       by
                            Systems Acquisition Inc.
                          a wholly owned subsidiary of

                                    TRW INC.


     Systems Acquisition Inc. ("Purchaser"), a wholly owned subsidiary of TRW Inc. ("Parent"), is offering to purchase all outstanding shares of Common Stock (the "Shares") of BDM International, Inc. (the "Company") at a price of $29.50 per Share, net to the seller in cash without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Following the Offer, Purchaser intends to effect the Merger described below.

--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, DECEMBER 24, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares which represents at least a majority of the total voting power of securities of the Company entitled to vote in the election of directors or in a merger calculated on a fully diluted basis, and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to other terms and conditions.
     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 20, 1997 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Code"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time") each issued and outstanding Share (subject to certain exceptions including for Shares as to which dissenters' rights are perfected and exercised under the Delaware Code) will be converted into the right to receive $29.50 in cash, without interest thereon.
     In connection with the Merger Agreement, Parent and Purchaser have entered into a Stockholders Agreement dated as of November 20, 1997 with certain affiliates of The Carlyle Group, L.P. (the "Selling Stockholders"), which beneficially own an aggregate of 7,660,000 Shares, or 25.8% of the issued and outstanding Shares, pursuant to which, among other things, the Selling Stockholders have agreed to tender their Shares in the Offer.
     The Board of Directors of the Company has unanimously approved the Merger Agreement and the Transactions contemplated thereby, including the Offer, the Merger and the Stockholders Agreement described herein, and has determined that the Offer and the Merger are fair to, and in the best interests of, holders of Shares ("Stockholders"), and recommends that Stockholders accept the Offer and tender their Shares pursuant to the Offer.
     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering Stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any extension of the Offer or delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required under the Letter of Transmittal.
     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time and from time to time, to extend the Offer for any reason, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m, New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Stockholder to withdraw such Shares.
     The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, December 24, 1997, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.
     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 25, 1998. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Share certificates, the serial numbers shown on such Share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time or receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.
     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
     The Company has provided Purchaser with the Company's Stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. The Offer to Purchase and related Letter of Transmittal will be mailed to Stockholders whose names appear of record on the Company's Stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
     The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.
     Questions and requests for assistance may be directed to Bear, Stearns & Co. Inc., the Dealer Manager, or Georgeson & Company Inc., the Information Agent, at their addresses and telephone numbers as set forth below. Additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                        [Georgeson & Company Inc. Logo]

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers call collect: (212) 440-9800
                   All others call toll free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                            Bear, Stearns & Co. Inc.
                                245 Park Avenue
                            New York, New York 10167
                         Call toll free: (888) 285-3977

November 26, 1997